Exhibit 99

NEWS
For additional information contact: Benno Sand-Investor and Financial Media (952) 448-8936
                                                                                      Laurie Walker-Trade Media (952) 448-8066
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces First Quarter Fiscal 2009 Financial Results
     MINNEAPOLIS (Dec. 23, 2008) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for its fiscal 2009 first quarter ended November 29, 2008.
First Quarter Financial Results
     Sales for the first quarter of fiscal 2009 were $12.2 million, as compared to $22.4 million for the same period of fiscal 2008. The Company’s net loss for the first quarter of fiscal 2009 was $5.3 million, or $0.17 per share, compared to net loss of $2.1 million, or $0.07 per share for the first quarter last year.
     Orders for the first quarter of fiscal 2009 of $11.3 million were below the $13 to $15 million guidance the Company provided during its fourth quarter conference call, primarily due to continued weak industry conditions and customer initiated delays.
Cost Control Initiatives
     “The tightening of the credit market, a decline in the value of personal investments and increasing unemployment are adversely impacting consumer confidence and technology spending,” said Don Mitchell, FSI chairman and chief executive officer. “As a result most semiconductor manufacturers are reducing production and their factory utilization levels are on a decline. We anticipate that this situation will persist until at least the middle of calendar 2009.”*
     “As a consequence, we have and will continue to take the actions that are necessary to control our costs while remaining aligned with our customer requirements,” continued Mitchell. “In addition to recently implemented salary reductions and other cost reduction initiatives, going forward we will be realigning our cost structure to support the anticipated revenue run rate while funding the programs that provide the most significant opportunity for near term revenue and future market share gains.”
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FSI International, Inc.
December 23, 2008
Page Two
          In addition to the $5.0 to $6.0 million of annual cost savings anticipated from the previously announced September 2008 cost reduction plan, the actions that the Company has started to initiate are expected to reduce the Company’s annual costs an additional $4.0 to $5.0 million.* At the anticipated lower cost run rate the Company’s quarterly breakeven revenue level is expected to be between $18 and $21 million and the operating cash flow neutral revenue level should be reduced to $15 to $18 million.* The Company intends to manage its operations with a goal to end fiscal 2009 with greater than $15 million in cash, restricted cash, cash equivalents and marketable securities.*
Balance Sheet
     On November 29, 2008, the Company maintained a strong balance sheet with approximately $80 million in assets, including $18 million in cash, restricted cash, cash equivalents and marketable securities. During the first quarter of fiscal 2009, the Company used $4.6 million of net cash in operating activities. At the end of the first quarter, the Company had a current ratio of 3.3 to 1.0 and a book value of $2.03 per share.
Outlook
     Fiscal 2009 second quarter orders are expected to be between $11.0 and $14.0 million, including the receipt of orders that were originally anticipated during the first quarter, the ORION® system order announced today and several follow-on orders.*
     Based on the backlog and deferred revenue levels at the end of the first quarter and anticipated second quarter orders, the Company expects second quarter fiscal 2009 revenues to be between $11.0 and $14.0 million.* A portion of the expected revenue is subject to the receipt of purchase orders, shipments and the recognition of revenue occurring in the quarter.
     Based upon the anticipated gross profit margin and the benefit from current and prior quarter cost reductions, the Company expects to report between a $4.0 and $5.5 million loss for the second quarter.*
     The Company expects to use between $5.0 and $6.5 million of net cash for operating activities in the second quarter as several shipments are scheduled to occur late in the quarter.* Depreciation and amortization is expected to be between $900,000 and $1.0 million in the second quarter.*
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FSI International, Inc.
December 23, 2008
Page Three
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The Company invites all those interested to join the call by dialing 888.469.0866 and entering access code 3791177. The webcast is also being distributed through the Thomson ONE StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 402.220.6433.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com,
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected annual cost savings, expected breakeven revenue level, expected operating cash flow revenue level, expected year end cash, expected orders, expected revenues, expected financial results, expected cash usage, other expected financial performance for the second quarter of fiscal 2009. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	First Quarter Ended
	Nov. 29,	Nov. 24,
	2008	2007
Sales	$12,244	$22,439
Cost of goods sold	7,617	13,836

Gross margin	4,627	8,603

Selling, general and administrative expenses	5,657	6,735
Research and development expenses	4,393	4,286

Operating loss	(5,423)	(2,418)
Interest and other income, net	95	299

Loss before income taxes	(5,328)	(2,119)
Income tax	(11)	13

Net loss	$(5,317)	$(2,132)

Net loss per share – basic	( $0.17)	$(0.07)

Net loss per share – diluted	( $0.17)	$(0.07)

Weighted average common shares
Basic	30,839	30,545
Diluted	30,839	30,545
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Nov. 29,	Aug. 30,
	2008	2008
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$11,783	$15,913
Receivables, net	6,109	9,614
Inventories	28,356	27,169
Other current assets	8,142	8,152

Total current assets	54,390	60,848

Property, plant and equipment, net	17,334	18,266

Marketable securities	6,247	6,447
Restricted cash	—	500
Investment	460	460
Intangible assets, net	—	61
Other assets	1,071	1,071

Total assets	$79,502	$87,653

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$4,610	$4,305
Current portion of long-term debt	618	841
Deferred profit*	2,358	3,867
Customer deposits	10	7
Accrued expenses	8,886	10,392

Total current liabilities	16,482	19,412

Long-term accrued expenses	489	583

Total stockholders’ equity	62,531	67,658

Total liabilities and stockholders’ equity	$79,502	$87,653

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	First Quarter Ended
	Nov. 29,	Nov. 24,
	2008	2007
Sales by Area

United States	24%	15%
International	76%	85%

Cash Flow Statement

Capital expenditures	$5	$23
Depreciation	$937	$942
Amortization	$61	$109

Miscellaneous Data

Total employees, including contract	357	407
Book value per share	$2.03	$2.57
Shares outstanding	30,839	30,545
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